Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd - Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

February 13, 2014

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated February 13, 2014 of TOA Optical Tech, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our decline to stand for re-appointment and our audit for the year ended July 31, 2013 and for the period July 22, 2013 to July 31, 2013 and any subsequent interim period through the date of decline to stand for re-appointment.

Very truly yours,

Messineo & Co CPAs

Clearwater, FL